Exhibit F-6


                              Troutman Sanders LLP
                              Bank of America Plaza
                     600 Peachtree Street, N.E., suite 5200
                             Atlanta, Georgia 30308
                                  404-885-3000

                                December 21, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549


         Re: Statement on Form U-1 of The Southern Company, et al. (File No. 70-9701)


Ladies and Gentlemen:


         We are familiar with the statement on Form U-1, as amended, referred to above and, as counsel to Savannah Electric and Power Company ("Savannah"), are furnishing this opinion with respect to the proposed transactions contemplated in connection with the formation of NewCo (as defined in such statement on Form U-1) as described in such statement on Form U-1.

         We are of the opinion that Savannah is validly organized and duly existing as a corporation under the laws of the State of Georgia and that, upon the issuance of your order herein and in the event that the proposed transactions are consummated in accordance with such statement on Form U-1 and such order:

         (a) all state laws applicable to the proposed transactions by Savannah will have been complied with; and

         (b) the consummation of the proposed transactions by Savannah will not violate the legal rights of the holders of any securities issued by Savannah or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the above-referenced statement on Form U-1.

                                Very truly yours,

                             /s/Troutman Sanders LLP